Exhibit 10.4

August 12, 2025 Jigish Trivedi
Transmitted by email to [***]

Dear Jigish,

We are pleased to extend you an offer of employment as Chief Operating Officer, reporting to the Chief Executive Officer with a start date of August 18, 2025.
Compensation:

•Your annual salary will be $375,000 paid on a semi-monthly basis on the 15th and the 30th.
•You will be granted a new hire award of 275,000 shares of restricted stock units. You will be eligible for the Company’s annual refresh program beginning in 2027. The equity grant is subject for all purposes to the terms of the Company’s 2021 Equity Incentive Plan.

•You will be eligible to earn a bonus according to the terms of the Company’s Executive Incentive Compensation Plan. Your first eligible bonus will be for calendar year 2025 with a base salary bonus target of 75% prorated for your start date. The initial bonus is not a guarantee for subsequent years.
•The Company will reimburse you for up to $50,000 in travel costs incurred in accordance with the Company’s Travel and Expense policy during the first six months of employment and for reasonable relocation costs to the greater Portland area after the first six months of employment.
•If termination by the Company occurs for a reason other than Cause1, upon execution and non-revocation of the Company’s standard separation agreement and release of claims, you will be entitled to (i) continuing payments of severance pay at a rate equal to your base salary in effect immediately prior to the termination date for six (6) months, less required tax withholdings and other applicable deductions, paid in accordance with regular payroll procedures; and (ii) one (1) year acceleration of the vesting schedule based on the date of termination.
Benefit Information: As a full-time employee you are eligible to participate in our benefit plans.
•Group Health Insurance: We offer Cigna medical, dental, and vision coverage. You are eligible for health benefits on the first day of the month following your start date.
•PTO: This position participates in the company’s executive Unlimited PTO program.
•Holidays: You will receive paid holidays in accordance with the Company’s annual schedule.
•401(k): You are eligible to participate in our 401(k) plan after 90 days of employment. You will be automatically enrolled with a 2% employee contribution.
•Employee Stock Purchase Plan (ESPP): You are eligible to participate in our ESPP. You may allocate up to 15% of your pay to purchase ESS stock at a 15% discount.
•Mobile Phone Allowance: You will receive a non-taxable mobile phone allowance of $50.00 per month.
1 For purposes of the termination benefit, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of duties and responsibilities to the Company or violation of any written Company policy; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving, fraud, dishonesty or moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing duties and responsibilities for the Company; (v) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party owed an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) material breach of any obligations under any written agreement or covenant with the Company.

Confidential – 2

Legal Info:
Employment with the Company is for no specified period and constitutes At-Will Employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause.

As a condition to your employment with the Company, you will be required to sign the Company’s then current at-will employment, confidentiality, invention assignment and arbitration agreement, a copy of which is attached for your review. Prior to your first day, you will be required to sign this document.
You have told the Company that by signing this letter, your commencement of employment with the Company does not violate any agreement you have with your current employer; your signature confirms this representation.

To indicate your acceptance of the Company’s offer, please sign and return the attached offer letter.
This offer of employment is contingent upon the satisfactory completion of appropriate background check and a pre-employment drug screen.

As required by law, this offer is subject to the presentation of satisfactory proof of your right to work in the United States within three (3) business days of your date of hire.
We look forward to working with you at ESS Tech, Inc. Regards,
/s/ Kelly F. Goodman
Kelly F. Goodman, Interim CEO Employment Acceptance
I have read and understand the provisions of employment, and accept the job offer. I understand my employment with ESS Tech, Inc. is considered “at-will”, meaning either the Company or I may terminate the employment relationship at any time, with or without cause.

/s/ Jigish Trivedi
8/12/2025
Signature    Date

Confidential – 3